Exhibit 99.1

HACKENSACK, NJ,   September 2, 2011 – First Real Estate Investment Trust (“FREIT”) reported its operating results for the nine and three-month periods ended July 31, 2011. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

FINANCIAL HIGHLIGHTS	Nine Months Ended July 31, 2011	Three Months Ended July 31, 2011
* Net Income Per Share-Basic:	$0.55	$0.22
* Dividends Per Share:	$0.90	$0.30
* FFO Per Share-Basic:	$1.15	$0.40
* FFO Payout:	78.3%	75.0%
* Average Residential Occupancy:	95.0%	96.2%
* Average Commercial Occupancy:	89.7%	89.6%

RESULTS OF OPERATIONS

Net income attributable to common equity (“net income-common equity”) for the nine months ended July 31, 2011 (“Current Nine Months”) was $3,844,000 ($0.55 per share basic) compared to $3,678,000 ($0.53 per share basic) for the nine months ended July 31, 2010 (“Prior Nine Months”). Net income-common equity for the three months ended July 31, 2011 (“Current Quarter”) was $1,505,000 ($0.22 per share basic) compared to $1,376,000 ($0.20 per share basic) for the three months ended July 31, 2010 (“Prior Year’s Quarter”). The schedule below provides a detailed analysis of the major changes that impacted net income-common equity for the nine and three months ended July 31, 2011 and 2010:

	Nine Months Ended July 31,			Three Months Ended July 31,
	2011	2010	Change	2011	2010	Change
	(in thousands, except per share)			(in thousands, except per share)
Real estate revenues:
Commercial properties	$18,037	$18,757	$(720)	$6,000	$6,058	$(58)
Residential properties	14,725	14,299	426	4,935	4,789	146
Total real estate revenues	32,762	33,056	(294)	10,935	10,847	88

Operating expenses:
Real estate operations	13,479	14,238	(759)	4,285	4,532	(247)
General and administrative	1,189	1,233	(44)	393	392	1
Depreciation	4,560	4,556	4	1,538	1,492	46
Total operating expenses	19,228	20,027	(799)	6,216	6,416	(200)

Operating income	13,534	13,029	505	4,719	4,431	288

Investment income	77	95	(18)	25	29	(4)

Financing costs	(8,724)	(8,703)	(21)	(2,910)	(2,922)	12
Net income	4,887	4,421	466	1,834	1,538	296
Net income attributable to noncontrolling interests (formerly referred to as minority interests)	(1,043)	(743)	(300)	(329)	(162)	(167)
Net income attributable to common equity	$3,844	$3,678	$166	$1,505	$1,376	$129

Earnings per share-basic (attributable to common equity)	$0.55	$0.53	$0.02	$0.22	$0.20	$0.02

Weighted average shares outstanding	6,942	6,942		6,942	6,942

SEGMENT INFORMATION

The following tables set forth comparative net operating income ("NOI") data for FREIT’s real estate segments and reconcile the NOI to consolidated net income-common equity for the Current Nine Months and Current Quarter, as compared to the prior year’s comparable periods:

	Commercial				Residential				Combined
	Nine Months Ended				Nine Months Ended				Nine Months Ended
	July 31,				July 31,				July 31,
	2011	2010	Increase (Decrease)		2011	2010	Increase (Decrease)		2011	2010
	($ in thousands)			%	($ in thousands)			%	($ in thousands)
Rental income	$13,842	$14,041	$(199)	-1.4%	$14,470	$14,125	$345	2.4%	$28,312	$28,166
Reimbursements	3,911	4,458	(547)	-12.3%	-	-	-		3,911	4,458
Other	140	118	22	18.6%	255	174	81	46.6%	395	292
Total revenue	17,893	18,617	(724)	-3.9%	14,725	14,299	426	3.0%	32,618	32,916

Operating expenses	7,198	7,337	(139)	-1.9%	6,281	6,901	(620)	-9.0%	13,479	14,238
Net operating income	$10,695	$11,280	$(585)	-5.2%	$8,444	$7,398	$1,046	14.1%	19,139	18,678
Average
Occupancy %	89.7%	89.9%		-0.2%	95.0%	94.0%		1.0%

				Reconciliation to consolidated net income:
				Deferred rents - straight lining					162	162
				Amortization of acquired leases					(18)	(22)
				Investment income					77	95
				General and administrative expenses					(1,189)	(1,233)
				Depreciation					(4,560)	(4,556)
				Financing costs					(8,724)	(8,703)
				Net income					4,887	4,421
				Net income attributable to noncontrolling interests					(1,043)	(743)
				Net income attributable to common equity					$3,844	$3,678

	Commercial				Residential				Combined
	Three Months Ended				Three Months Ended				Three Months Ended
	July 31,				July 31,				July 31,
	2011	2010	Increase (Decrease)		2011	2010	Increase (Decrease)		2011	2010
	($ in thousands)			%	($ in thousands)			%	($ in thousands)
Rental income	$4,571	$4,408	$163	3.7%	$4,866	$4,731	$135	2.9%	$9,437	$9,139
Reimbursements	1,323	1,568	(245)	-15.6%	-	-	-		1,323	1,568
Other	40	36	4	11.1%	69	58	11	19.0%	109	94
Total revenue	5,934	6,012	(78)	-1.3%	4,935	4,789	146	3.0%	10,869	10,801

Operating expenses	2,246	2,333	(87)	-3.7%	2,039	2,199	(160)	-7.3%	4,285	4,532
Net operating income	$3,688	$3,679	$9	0.2%	$2,896	$2,590	$306	11.8%	6,584	6,269
Average
Occupancy %	89.6%	89.3%		0.3%	96.2%	94.4%		1.8%

				Reconciliation to consolidated net income:
				Deferred rents - straight lining					72	53
				Amortization of acquired leases					(6)	(7)
				Investment income					25	29
				General and administrative expenses					(393)	(392)
				Depreciation					(1,538)	(1,492)
				Financing costs					(2,910)	(2,922)
				Net income					1,834	1,538
				Net income attributable to noncontrolling interests					(329)	(162)
				Net income attributable to common equity					$1,505	$1,376

NOI is based on operating revenue and expenses directly associated with the operations of the real estate properties, but excludes deferred rents (straight lining), lease amortization, depreciation, financing costs and other items. FREIT assesses and measures segment operating results based on NOI. NOI is not a measure of operating results or cash flow as measured by generally accepted accounting principles, and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity.

COMMERCIAL SEGMENT

Total revenue and NOI from FREIT’s commercial segment for the Current Nine Months decreased by 3.9% and 5.2%, respectively, as compared to the Prior Nine Months. For the Current Quarter, total revenue decreased by 1.3%, as compared to the Prior Year’s Quarter. However, NOI for the Current Quarter increased by 0.2% over the Prior Year’s Quarter. The primary reasons for the decrease in both revenue and NOI for the Current Nine Months were a $250,000 lease termination fee recorded in the Prior Nine Months, with no comparable activity in the current year, and lower expense reimbursements stemming from prior year common area maintenance adjustments.

Although the U.S. economy has recovered from the recession, the rate of recovery has been much slower than anticipated. In addition, forecasts for economic growth and job gains over the next year have been downsized, due in large part to the recent turbulence in the US and global markets. Retail sales over the past nine months have posted slight gains, although among retailers, results have been mixed. The biggest problem in our areas of operations continues to be unemployment, renewing consumers’ concerns about their jobs, resulting in a reluctance to increase spending. To date, our tenant fall-out has been minor, as average occupancy rates (exclusive of the Damascus Center, which is undergoing a major redevelopment project) for the Current Nine Months was at 94.3%, a slight decrease of 0.1% from last year’s comparable period. For the Current Quarter, average occupancy was at 94.1%, equal with the Prior Year’s Quarter.

At Westridge, FREIT is actively pursuing the leasing of the space to be vacated by Giant supermarket as of October 31, 2011. It is FREIT’s intention to re-lease the space to a new tenant or tenants that will enhance the shopping experience at Westridge.  However, the space will be vacant and no rent will be received from the space beginning on November 1, 2011 unless or until FREIT is able to re-lease the space, and it is occupied by a new tenant(s). Additionally, FREIT expects to incur leasing costs and tenant improvement costs associated with re-leasing the space. The vacancy may adversely affect FREIT’s operating results in fiscal 2012 depending upon the outcome and timing of FREIT’s re-leasing efforts for this space. FREIT is reevaluating its decision to market Westridge for sale in light of the Giant lease expiration.

Construction has commenced for the completion of the expansion and renovation of the Damascus Center. It is expected that construction will be completed on or about November 1, 2011.

RESIDENTIAL SEGMENT

Total revenue and NOI from FREIT’s residential segment for the Current Nine Months increased by 3.0% and 14.1%, respectively, as compared to the Prior Nine Months. For the Current Quarter, total revenue and NOI increased by 3.0% and 11.8%, respectively, as compared to the Prior Year’s Quarter. The increase in total revenue and NOI for the Current Nine Months and Current Quarter are primarily attributable to higher occupancy levels and higher base rental income at many of our residential properties, in addition to overall lower operating costs. Current Nine Month results also include a $235,000 insurance recovery relating to storm damages incurred and expensed last year at the Pierre Towers apartment complex. The recovery has been recorded as an offset within operating expenses. The positive operating results for the Current Nine Months and Current Quarter reflect the upward movement of occupancy levels, as evidenced by average occupancy increasing 1.0% and 1.8%, respectively, over last year’s comparable periods.

FREIT continues to actively pursue the sale of the Palisades Manor Apartments, in Palisades Park, NJ, the Grandview Apartments in Hasbrouck Heights, NJ, and the Heights Manor Apartments in Spring Lake Heights, NJ. The decision to sell these properties was based on the Board’s desire to re-deploy the net proceeds arising from the sale to real estate assets in other areas of FREIT’s operations. It is not possible for management to estimate when a sale of any of these properties will occur.

FUNDS FROM OPERATIONS (“FFO”):

Many consider FFO, which is a non-GAAP financial measure, as the standard measurement of a REIT’s performance. We compute FFO as follows:

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2011	2010	2011	2010
	(in thousands, except per share)		(in thousands, except per share)

Net income	$4,887	$4,421	$1,834	$1,538
Depreciation	4,560	4,556	1,538	1,492
Amortization of deferred leasing costs	215	208	72	72
Deferred rents (Straight lining)	(162)	(162)	(73)	(53)
Amortization of acquired leases	18	22	6	7
Capital Improvements - Apartments	(367)	(254)	(228)	(134)
Distributions to noncontrolling interests	(1,144)	(1,022)	(380)	(330)
FFO	$8,007	$7,769	$2,769	$2,592

FFO Per Share-Basic	$1.15	$1.12	$0.40	$0.37

Weighted Average Shares Outstanding	6,942	6,942	6,942	6,942

Note: The FFO calculation for 2010 has been restated to conform to the current year’s presentation.

FFO does not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and the FFO of other REITs may not be comparable.

DIVIDENDS
The 3rd quarter dividend of $0.30 per share will be paid on September 15, 2011 to shareholders of record on September 1, 2011.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q to be filed covering this period.

First Real Estate Investment Trust is a publicly traded (over-the-counter – symbol FREVS.OB) REIT organized in 1961. It has approximately $241 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web:  www.freitnj.com